Exhibit 4.33

[Coat of arms of Ukraine]

Series AV	LICENSE	No. 546038

NATIONAL COMMISSION FOR COMMUNICATIONS

REGULATION OF UKRAINE

Kind of business activities:

Mobile Communication Services Provision with the Right for Telecommunication Networks Maintenance and Operation and for Telecommunication Channels Leasing throughout Ukraine according to the License terms and conditions of carrying out telecommunication activity concerning mobile communication services provision with the right for telecommunication networks maintenance and operation and for telecommunication channels leasing.

Name of a legal entity:	MTS UKRAINE PRIVATE JOINT STOCK COMPANY

Registered number of a legal entity:	14333937

Location of a legal entity:	15, Leiptsigska str., Kiev, 01601

Date of acceptance and No. of the re-licensing decision:	June 17, 2010 No. 267

Validity period of the License:	Till September 27, 2021

Head of the Commission	(signature) V. Oliynik

Date of the License reissuance:	July 12, 2010

Official seal:
Ukraine
Kiev city
National Commission for Communications Regulation of Ukraine Registered number 33349546

Reissued License dated September 28, 2006 Series AV No. 120375

SPECIAL CONDITIONS:

It is hereby entitled to provide mobile communication services by using digital cellular communication of CDMA-450 standard with the right for telecommunication networks maintenance and operation and for telecommunication channels leasing, by using radio frequencies mentioned in the License No. 6060 dated July 12, 2010.

Head of the Commission	(signature) V. Oliynik

Official seal:

Ukraine

Kiev city

National Commission for Communications Regulation of Ukraine

Registered number 33349546